Exhibit 10.42

EXECUTIVE EMPLOYMENT AGREEMENT

B E T W E E N:

Christelle Gedeon

Employee

- and -

Canopy Growth Corporation

Company

1.
Duties and Responsibilities

In consideration of your acceptance and continuing acceptance of the terms of this employment agreement (the “Agreement”), the Company hereby appoints you to the position of Chief Legal Officer , reporting to the CEO. You agree to perform the duties of your position, as directed from time to time by the CEO, diligently and to the best of your ability.

2.
Full Time and Attention

To enable you to meet the demands of your position, we require your full attention. Accordingly, while you are employed with us, you must, subject to the exceptions enumerated in this Agreement, devote yourself exclusively to the business of the Company.

You agree that you will not engage in any other business activity or employment, including sitting on any board of directors, governors, or trustees (whether the organization is operated for profit or not) during your employment, without the Company’s prior written approval. The Company agrees not to withhold such approval unreasonably.

3.
Effective Date

The Term and terms of this Agreement shall commence effective as of August 1, 2022 (the “Effective Date”), conditional upon you having first signed this Agreement.

4.
Location of Work

You will continue to work primarily at one of our Toronto, Ontario locations. Notwithstanding same, you will be required to travel to other Company facilities located throughout Canada and the United States from time to time. You understand and agree that you will maintain a valid passport and take all necessary steps to be able to travel without impediment (including any international travel).

5.
Policies

It will be a condition of your employment with the Company that you adhere to all Company rules and policies to which you have received copies or have the ability to access on the Company’s intranet. The Company reserves the right to revise, revoke, or introduce new rules and policies, as the Company may deem necessary from time to time, and you will also be required to abide by any changes in the rules and policies, once they come into effect.

6.
Compensation and Benefits

(a)
Base Salary

You will be paid a Base Salary of four hundred and eight-five thousand Canadian dollars and no cents (CAD $485,000.00) per year, subject to all statutory and other authorized deductions. Subject at all times to the approval of the Company’s Board of Directors (the “Board”), the Base Salary shall be increased annually. In particular, and again subject at all times to the approval of the Board, for 2023 the Base Salary will be increased by at least 3.5%.

(b)
Short Term Incentive

In addition to your Base Salary, you are eligible for an annual short-term incentive (“STI”) performance bonus of 75% of your earned and received Base Salary (the “Target Award”), with a payout range of 0-2x the Target Award based on the achievement of certain mutually developed financial/operational/strategic and individual performance objectives which have been: (a) developed by the Chief Executive Officer and Chief Financial Officer, and (b) approved by the Board.

(c)
Long Term Incentive

You will be eligible to participate in Canopy Growth’s Amended and Restated Omnibus Incentive Plan, as approved by the Board and as amended from time to time (the “Incentive Plan”).

Not less than once every fiscal year, you will be eligible to receive a long-term incentive (“LTI”) award of 200% your Base Salary, which utilizes the Fair Market Value share price (as defined in the Incentive Plan) (“FMV price”) on the grant date. The award may be composed of one or more of the following: stock options (“Options”), restricted stock units (“RSUs”), performance share units ("PSUs"), and/or other form of equity authorized by the Incentive Plan. The ratio of the various forms of equity (meaning the percentage of the award provided as, for example, Options versus RSUs) shall be in the complete discretion of the Board and may vary from award to award.

All such awards shall vest in accordance with the terms of the Incentive Plan unless modified by either: (x) the terms of this Agreement; or (y) the terms of the individual award. A copy of the Incentive Plan is attached to this Agreement and you confirm that you have had the opportunity to review it prior to the signing of this Agreement.

(d)
Extended Health Benefits

You shall be entitled to apply for the health and insurance benefits offered to the Company’s Canadian executive employees. The terms and carrier of the Company’s health and insurance benefits are subject to change from time to time, at the Company’s sole discretion.

(e)
Vacation Entitlement

Subject to the requirements of the ESA, you will be entitled to five (5) weeks’ vacation time per vacation entitlement year. All such vacation time is to be scheduled in accordance with business requirements and is subject to the terms of the Company’s Canadian Vacation & Holiday Policy, as amended from time to time.

Any vacation time that you take in any given year shall count first towards your statutory entitlement and then towards any additional vacation time to which you are entitled pursuant to the terms of this Agreement. Subject to the requirements of the ESA, you may carry-over a maximum of ten (10) days of vacation time with the approval of the Board.

You agree that if you have received vacation pay before it is earned, then the Company may deduct the applicable amount from any payments owing to you when your employment ends.

(f)
Share Ownership

You agree to adhere to and abide by the Company’s Share Ownership Policy, as the same may be approved and amended on one or more occasions by the Board of Directors or any committee to which the Board may delegate authority for such policy.

(g)
Signing Bonus

The Company is pleased to provide you with a one-time signing bonus of CAD $65,000 (the “Signing Bonus”). The Signing Bonus is subject to applicable taxes and withholdings. In the event that you resign your employment prior to the first anniversary of your start date, you will be required to repay the Signing Bonus to Company, calculated on a pro-rata basis to the date of notice of resignation.

(h)
On-Hire Equity Grant

In addition to the LTI grant referenced above, and conditional upon the approval of the Company’s Board of Directors, you will be provided with a one-time Equity Grant for 2022 representing CAD $970,000, with the grant details to be set out in a separate Grant Agreement to be provided to you once Board approval has been received (the “Grant”). More particularly, the Grant is intended to make you whole with respect to the LTI grant for FY23 as set out in Section 6(c), since you will be commencing employment part-way through the current fiscal year and would otherwise only receive a partial grant under Section 6(c) for FY23. At all times, the Grant will be subject to the terms and conditions of the Incentive Plan and the Option Agreement.

(i)
Professional Fees

The Company will pay your fees for membership in all professional associations of which you are currently a member, more particularly the Law Society of Ontario, Le Barreau du Quebec, and the College of Patent Agents and Trademark Agents, and all required continuing professional development of continuing legal education courses required to maintain you in good standing with such professional associations. The Company will also consider the future payment of your fees for membership in all professional associations of which you are not currently a member but for which both you and the Company agree that future membership makes sense.

7.
End of Employment

Your employment may cease under any of the following five (5) circumstances. These termination provisions will apply throughout your employment with the Company regardless of any changes to your salary, benefits, position title, or job.

Notwithstanding anything in this Agreement, the Company guarantees that you will at all times receive your minimum entitlements under the ESA.

You specifically acknowledge that by entering into this Agreement you are hereby forfeiting your right to claim common law notice of termination, which may be greater than the amount of notice required to be provided to you pursuant to the provisions of this Agreement.

(a)
Your Resignation

You may resign from your employment by giving us not less four (4) weeks’ written notice.

At Company’s sole option, Company may waive the obligation for you to work in active employment during the period following the tendering of such notice of resignation. If the Company elects to exercise its option to waive the obligation to work during the notice of resignation period, then you agree to be placed on garden leave without advancing the argument of constructive dismissal and you will be provided with all of your regular remuneration to the end of the notice of resignation period. Alternatively, the Company may elect to immediately terminate your employment and provide you with only the minimum statutory requirements required in consideration of the termination of one’s employment.

(b)
Termination by the Company Without Just Cause

If the Company elects to terminate your employment for reasons other than Cause or Just Cause, then it may do so, for any reason not prohibited by statute, by providing you with all of, but no more than, the following:

(A)
The greater of:
i.
Eighteen (18) months’ notice or payment of base salary (plus applicable vacation pay calculated based on your maximum ESA vacation pay entitlement) in lieu of such notice, which amount is inclusive of and not in addition to your entitlement to statutory notice and any applicable statutory severance pursuant to the ESA; or

ii.
the minimum amount of notice or pay in lieu of notice together with any applicable statutory severance (together with applicable vacation pay) in accordance with and limited to the provisions of the ESA;

(B)
one and a half times the average actual amounts paid as STI during the prior two years;

(C)
the vesting of any outstanding PSUs (at actual performance levels), for all years already certified by the Board of Directors or any responsible committee thereof;

(D)
the continuation of any statutorily prescribed benefits for the minimum amount of time prescribed by the provisions of the ESA; and
(E)
any other minimum statutory requirements not aforementioned, calculated to the end of your ESA notice period.

You understand and agree that as a condition of receiving any payments pursuant to the above paragraph that exceed the statutory entitlements provided by the ESA, you shall be required to: (a) execute a release in favour of the Company, (b) immediately execute written resignations from any position as officer or director of the Company or any of its subsidiaries and affiliates, (c) immediately return all Company property, as well as (d) immediately comply with section 7 of the Intellectual Property and Confidential

Information Agreement. You also understand and agree that you shall be obligated to use all reasonable efforts to mitigate any and all damages suffered as a result of termination, with all remuneration received as a result of such mitigation forming a credit to those payments that are due by the Company to you pursuant to paragraph 7(b)(i) which are in excess of the statutory entitlements provided by the ESA.

Any incentive compensation owing to you will be calculated and paid out in the usual manner and at the usual time in accordance with the terms of the applicable plan/program then in effect, but subject to the terms and conditions of the applicable plan on termination or resignation of employment. Any base salary paid to you under this paragraph 7(b)(a)(i) will be paid on a lump sum or salary continuance basis, at the sole discretion of the Company, provided however that any portion of same which constitutes statutory severance will be paid on a lump sum basis.

(c)
Termination by the Company For Cause

The Company may terminate your employment for Cause, as hereinafter defined, and provide you with all of your minimum statutory requirements in accordance with and limited to the provisions of the ESA. For the purposes of this Agreement, Cause for termination of employment means any of the following, not rising to the level of Just Cause:

•
your breach of material breach of this Agreement or our employment policies;
•
your unacceptable performance where the standards have been communicated in writing in advance and you have been given a reasonable opportunity to achieve them;
•
your theft, dishonesty or falsifying records, including providing false information as part of your application for employment;
•
your intentional destruction, improper use or abuse of company property;
•
violence by you in the workplace;
•
obscene conduct by you at our premises, on our property, or during Company- related functions at other locations;
•
harassment by you of your co-workers, supervisors, managers, customers, suppliers or other individuals associated with the Company;
•
your insubordination or willful refusal to take lawful directions;
•
your repeated, unwarranted lateness, absenteeism or failure to report for work; or
•
your personal conduct that materially prejudices the Company’s reputation, services or morale.

(d)
Termination by the Company for Just Cause

The Company may also terminate your employment without notice, pay in lieu of notice, severance pay, or other liability for misconduct constituting Just Cause. For the purposes of this Agreement, Just Cause means wilful misconduct, disobedience or wilful neglect of duty that is not trivial and which is not condoned by the Company, or such other meaning as is set out in the ESA.

(e)
Termination for “Good Reason”

This Agreement and your employment hereunder may also be terminated by your resignation for Good Reason in which case you shall be entitled to the benefits set forth in Section 7(b).

“Good Reason ” means any one of the following events which occurs without your express or implied agreement:

a)
A change in your position which would remove you as one of the Company’s named executive officers ; or

b)
A material reduction (of 10% or more) by the Company of your salary, benefits (but not including a decision by the Company to change benefits providers or amend its benefits plan for all executive team employees) or any other form of remuneration (altogether “Compensation”), but not including a reduction or material reduction in your Compensation in a situation where all executive team members are asked to take a Compensation reduction due to financial constraints on the Company; or
c)
The Company conditions your continued service with the Company on the relocation of your principal work location to anywhere outside of

Ontario.

8.
Protection of Business Interests

Like most organizations, the Company must protect itself from unfair competition. You are therefore required to execute, as a part of this Agreement, a detailed Intellectual Property and Confidentiality Agreement, attached as Schedule “A”.

Nothing contained in this Agreement limits your ability to provide information to the Ontario Securities Commission, a recognized self-regulatory organization or a law enforcement agency about an act of the Company, or person acting on behalf of the person or company, that has occurred, is ongoing or is about to occur, and that you reasonably believe is contrary to securities law or a by-law or other regulatory instrument of a recognized self-regulatory organization.

Nothing contained in this Agreement limits your ability to cooperate with, testify at or otherwise assist or expressing an intention to cooperate, testify or otherwise assist in, (i) an investigation by the Ontario Securities Commission, a recognized self-regulatory organization or a law enforcement agency, or (ii) a proceeding of the Ontario Securities Commission or a recognized self-regulatory organization, or a judicial proceeding.

(a)
Non-Solicitation

In recognition of the access you will have to our processes, employees and clients, you agree that during your employment and for a period of eighteen (18) months after such employment ends, you will not, either directly or indirectly, communicate with the Company’s employees, clients, or customers for the purpose of inducing them to end their relationship with the Company.

(b)
Non-Competition

In light of the nature of your position and the close relationship you will have with our clients, it is important for us to limit interference with our business. Therefore, during your employment and for eighteen (18) months thereafter, you will not, whether on your own behalf or on behalf of any other person, corporation, or organization, whether or not such organization is operated for profit, work at, work for, be employed by, provide services to, engage with, or assist in any way, whether or not for remuneration, recognition, or reward any person, corporation, or organization, whether or not such organization is operated for profit, that sells or intends to sell cannabis, including hemp, and/or provides cannabis-related services or products, in any jurisdiction in which the Company or its subsidiaries has operations.

It is not our intention to unduly restrict your employment prospects. Accordingly, the Company may agree to waive this provision if we are able to establish appropriate safeguards to minimize the impact any proposed employment with a competitor will have on the Company’s business interests. Any such waiver must be in writing and signed by an authorized representative of the Company.

9.
General

This Agreement, and any attachments hereto, constitutes our entire employment agreement and supersedes any previous written or verbal agreements between us. If any term of this Agreement is found to be invalid or unenforceable, in whole or in part, the validity or enforceability of any other provision will not be affected.

You confirm that your employment with us does not violate any agreement or understanding to which you are currently bound including any existing non-competition, non-solicitation or confidentiality agreements. You further agree to indemnify and save harmless the Company against all losses, costs, damages, expenses, penalties, fines and other amounts for which it may be found liable at law with respect to your breach of any such agreement.

This Agreement will continue to govern our employment relationship regardless of any changes to your employment including, but not limited to, changes to your position, location of employment, hours of work, compensation or benefits.

Any modifications to this Agreement must be in writing and signed by both of us. No waiver of a breach of any term of this agreement is binding unless it is in writing and signed by the party waiving it. Unless otherwise specified, the waiver will be limited to the specific breach waived.

In the event that any provision or part of this Agreement is deemed void or invalid by a court of competent jurisdiction, the remaining provisions or parts shall be and remain in full force and effect.

This agreement is governed by the laws of the province of Ontario.

As used in this Agreement the “ESA” means the Employment Standards Act, 2000

(Ontario), including any amendments or successor legislation.

The Company is committed to the success of its employees. If you require accommodation because of disability, please contact Human Resources at your earliest convenience.

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10.
Execution

So agreed:

June 17, 2022

/s/ David Klein

Canopy Growth Corporation Dated

I have had sufficient time to review this Agreement and have been advised to review it with a lawyer. If I did not do so, it is because I understood the terms of the Company’s offer and did not feel that I needed legal advice. I understand and accept the terms of this agreement and am signing it voluntarily.

Accepted this 26th day of July, 2022.

/s/ Christelle Gedeon

Christelle Gedeon

SCHEDULE “A”

INTELLECTUAL PROPERTY AND CONFIDENTIAL INFORMATION AGREEMENT

This Intellectual Property and Confidential Information Agreement (the “Agreement”) is entered into between Canopy Growth Corporation (the “Company”) and Christelle Gedeon (the “Employee”).

WHEREAS the Company is offering the Employee employment and has an interest in protecting its confidential information and other proprietary information and related rights;

AND WHEREAS the Employee recognizes the importance of protecting the Company’s confidential information and other proprietary information and related rights is a fundamental term of the Employee’s employment;

NOW THEREFORE, in consideration of the Company hiring, promoting or continuing to employ the Employee and/or for other good and valuable consideration (the receipt and sufficiency of which are set out in the Employee’s employment agreement and which are hereby acknowledged by the parties), the Employee and the Company hereby agree as follows:

1.
Definitions

“Confidential Information” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company to the Employee, or which is available to the Employee during the course of the Employee’s employment, including, without limitation the following:

•
information regarding the Company’s business operations, Developments (as defined below), methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the Company;
•
customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company and the nature of the Company’s relationships with these clients and suppliers;
•
information regarding the business operations, methods and practices, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates and financial affairs of the Company’s stakeholders;
•
technical and business information of or regarding the clients, customers or stakeholders of the Company, obtained in order to enable or assist the Company in providing such clients, customers or stakeholders with products and services, including information regarding the business operations, methods and practices and product plans of such clients, customers or stakeholders;

•
any other trade secret or confidential or proprietary information received by the Company from third parties and in the possession or control of the Company; and
•
any other materials or information related to the Company’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format;

provided that, Confidential Information shall not include information which:

a)
is generally known or in the public domain at the time of disclosure;
b)
though originally Confidential Information becomes generally available to the public through no fault of the Employee, as of the date of its becoming part of the public knowledge; or
c)
is required to be disclosed by any law, regulation, governmental body, or authority or by court Order provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

“Developments” include, without limitation any methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know- how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade- marks, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company.

2.
Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of the Employee’s employment, the Employee shall keep in strictest confidence and trust the Confidential Information, the Employee shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and the Employee shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall the Employee copy or reproduce the Confidential Information except as may be reasonably required for the Employee to perform the Employee’s duties for the Company.

Nothing contained in this Agreement limits your ability to provide information to the Ontario Securities Commission, a recognized self-regulatory organization or a law enforcement agency about an act of the Company, or person acting on behalf of the person or company, that has occurred, is ongoing or is about to occur, and that you reasonably believe is contrary to securities law or a by-law or other regulatory instrument of a recognized self-regulatory organization.

Nothing contained in this Agreement limits your ability to cooperate with, testify at or otherwise assist or expressing an intention to cooperate, testify or otherwise assist in, (i) an investigation by the Ontario Securities Commission, a recognized self-regulatory organization or a law enforcement agency, or (ii) a proceeding of the Ontario Securities Commission or a recognized self-regulatory organization, or a judicial proceeding.

3.
Restricted Use of Confidential Information

At all times during and subsequent to the termination or cessation of the Employee’s employment, the Employee shall not use the Confidential Information in any manner except as reasonably required for the Employee to perform the Employee’s duties for the Company.

Upon the request of the Company and in any event upon the termination or cessation of the Employee’s employment, the Employee shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in the Employee’s possession or under the Employee’s control.

4.
Ownership of Confidential Information and Developments

The Employee acknowledges and agrees that the Employee shall not acquire any right, title or interest in or to the Confidential Information.

The Employee agrees to make full disclosure to the Company of each Development promptly after its creation.

With the sole exception of any intellectual property owned by (and not merely licensed to) the Employee prior to the making of this Agreement, which is also enumerated by the Employee in a written from, prior to the execution of this Agreement, the Employee hereby assigns and transfers to the Company, and agrees that the Company shall be the exclusive owner of, all of the Employee’s right, title and interest to each Development and any enhancement, modification, or addition to any of the intellectual property enumerated by the Employee or any of the intellectual property that is marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business and which are developed, created, generated or reduced to practice by the Employee, alone or jointly with others, during the Employee’s employment, whether during or after working hours and whether or not resulting from the use of the premises or property of the Company, throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein.

The Employee further agrees to cooperate fully at all times during and subsequent to the Employee’s employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. The Employee agrees that the Company, its assignees and their licensees are not required to designate the Employee as the author of any Developments. The Employee agrees that the obligations in this subparagraph shall continue beyond the termination of the Employee’s employment with respect to Developments created during the Employee’s employment.

The Employee acknowledges that the Company shall alone have the right to apply for, prosecute, defend and obtain Letters Patent of invention, copyright registration, industrial design registration in any and all counties of the world with respect to any such invention, discovery, development or improvement, copyright material or industrial design created.

The expense of applying for and obtaining the Letters Patent, copyright registration and industrial design registration referred to in this Agreement shall be borne entirely by the Company.

It is agreed that the Company shall not be entitled to those inventions, discoveries, developments and improvements made by the Employee prior to the time the Employee was engaged in employment by the Company; it being understood and agreed that the inventions, discoveries, developments and improvements disclosed by the Employee to the Company constitutes the whole of the inventions, discoveries, developments and improvements made by the Employee, and the Employee hereby acknowledges that there are no inventions, discoveries, developments and improvements made prior to the employment of the Employee by the Company and which are the property of the Employee other than those that are so disclosed.

The Employee hereby grants a power of attorney to the Company to have the Company execute on the Employee’s behalf all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trade-marks, industrial designs (design patents), topographies (mask work rights) or other intellectual property rights relating thereto.

The Employee hereby waives in whole all moral rights which the Employee may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. The Employee will confirm any such waiver from time to time as requested by the Company.

5.
No Conflicting Obligations

The Employee acknowledges and represents to the Company that the Employee’s performance during the period of the Employee’s employment shall not breach any agreement or other obligation to keep confidential the proprietary information of any prior employer or client of the Employee or any other third party. The Employee further acknowledges and represents that the Employee is not bound by any agreement or obligation with any third party that conflicts with any of the Employee’s obligations under this Agreement.

The Employee represents and agrees that the Employee will not bring to the Company and shall not use in the performance of the Employee’s work with the Company, any trade secrets, confidential information and other proprietary information of any prior employer or client of the Employee or any other third party. The Employee represents and agrees that in the Employee’s work creating Developments the Employee will not knowingly infringe the intellectual property rights, including copyright, of any third party.

6.
Enforcement

The Employee acknowledges and agrees that damages may not be an adequate remedy to compensate the Company for any breach of the Employee’s obligations contained in this Agreement, and accordingly the Employee agrees that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement. Such relief shall be in addition to and not in lieu of any other remedies available the Company at law or in equity.

7.
Returning the Company Documents

The Employee agrees that upon the termination of the Employee’s employment the Employee will deliver to the Company (and will not keep in the Employee’s possession or deliver to anyone else) any and all Confidential Information and proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, together with any third party information received by the Employee. In the event of the termination of the Employee’s employment, the Employee agrees to sign and deliver to the Company the “Termination Certificate” attached hereto as Appendix “A”. Notwithstanding the foregoing, the Employee shall be entitled to keep personal copies of (i) the Employee’s compensation records, (ii) this Agreement, and (iii) the Employee’s letter of offer.

8.
General

This Agreement shall be governed by and construed in accordance with the laws in force in the Province of Ontario and any laws of Canada applicable thereto.

If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement.

The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the Chair of the Board of Directors of the Company and the Employee.

This Agreement supersedes all previous agreements, if any, between the Company and the Employee with respect to the subject matter of this Agreement. The Employee agrees, however, that this Agreement does not purport to set forth all of the terms and conditions of the Employee’s employment and the Employee has other obligations to the

Company that are not set forth in this Agreement.

The rights and obligations under this Agreement shall survive the termination of the Employee’s employment and shall enure to the benefit of and shall be binding upon (i) the Employee’s heirs and personal representatives; (ii) the successors and assigns of the Employee; and (iii) the successors and assigns of the Company.

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THE EMPLOYEE HAS READ THIS AGREEMENT, UNDERSTANDS IT, HAS HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND AGREES TO ITS TERMS.

The Employee acknowledges having received a fully executed copy of this Agreement. IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the 26th day of July, 2022.

SIGNED, SEALED AND DELIVERED in the )

presence of: )

)

) /s/ Christelle Gedeon

Witness ) Christelle Gedeon

)

Canopy Growth Corporation

By:

/s/ David Klein

Name: David Klein

Title: CEO

APPENDIX “A”

Termination Certificate

To: Canopy Growth Corporation ( the “Company”)

Re: Intellectual Property and Confidential Information Agreement (the “Agreement”) between the Company and the undersigned employee.

This is to certify that I do not have in my possession, nor have I failed to return, nor have a transferred to any third party, any confidential or proprietary information belonging to the Company, its subsidiaries, affiliates, successors, assigns, clients, customers or stakeholders, including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items. I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any Developments, inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, customers or stakeholders.

Date:

Signed: EXAMPLE ONLY. DO NOT SIGN.

Christelle Gedeon